Exhibit 4.1

FORM OF

WARRANT AGREEMENT

To Purchase Shares of the Common Stock of

ALLIQUA HOLDINGS, INC.

Dated as of [●], 2016 (the “Effective Date”)

WHEREAS, Alliqua BioMedical, Inc., a Delaware corporation (“Alliqua”), Alliqua Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Alliqua (“Parent”), Chesapeake Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, and Soluble Systems, LLC, a Virginia limited liability company (the “Warrantholder”), have entered into that certain Contribution Agreement and Plan of Merger, dated as of October 5, 2016 (the “Contribution and Merger Agreement”); and

WHEREAS, pursuant to the Contribution and Merger Agreement, and as part of the consideration payable to the Warrantholder for, among other things, the contribution of substantially all of the assets and property of the Warrantholder to Parent, Parent has agreed to issue to the Warrantholder this Warrant Agreement (this “Agreement”), evidencing the right to purchase shares of Common Stock of Parent (this “Warrant”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and the Warrantholder agree as follows:

SECTION 1.  GRANT OF THE RIGHT TO PURCHASE COMMON STOCK

(a)    For value received, Parent hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from Parent, up to the number of fully paid and non-assessable shares of Common Stock (as defined below) equal to the Number of Shares (as defined below), at a purchase price per share equal to the Exercise Price (as defined below). The Number of Shares and Exercise Price of such shares are subject to adjustment as provided in Section 8. As used herein, the following terms shall have the following meanings:

“Charter” means Parent’s Certificate of Incorporation, as may be amended and in effect from time to time.

“Common Stock” means Parent’s common stock, par value $0.001 per share, as presently constituted under the Charter, and any class and/or series of Parent capital stock for or into which such common stock may be converted or exchanged in any reorganization, recapitalization or similar transaction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Merger Event” means any of the transactions contemplated by the Contribution and Merger Agreement.

“Exercise Price” means $1.068, subject to adjustment from time to time in accordance with the provisions of this Agreement.

“Lock-Up Agreement” means that certain Lock-Up Agreement, dated as of [●], 2016, by and between Parent and the Warrantholder.

“Merger Event” means any of the following: (i) a sale, lease or other transfer of all or substantially all assets of Parent, (ii) any merger or consolidation other than the Excluded Merger Event involving Parent in which Parent is not the surviving entity or in which the outstanding shares of Parent’s capital stock are otherwise converted into or exchanged for shares of capital stock or other securities or property of another entity and in which the holders of a majority of the outstanding shares of capital stock of Parent immediately prior to such merger or consolidation do not hold a majority of the surviving entity or other entity immediately following such merger or consolidation, or (iii) any sale by holders of the outstanding voting equity securities of Parent in a single transaction or series of related transactions of shares constituting a majority of the outstanding combined voting power of Parent.

“Purchase Price” means, with respect to any exercise of this Warrant, an amount equal to the Exercise Price (subject to adjustment from time to time in accordance with the provisions of this Agreement) multiplied by the number of shares of Common Stock as to which this Warrant is then exercised.

“Rule 144” means Rule 144 of the Securities Act, as amended.

“Securities Act” means the Securities Act of 1933, as amended.

(b)               Number of Shares. This Warrant shall be exercisable for 4,000,000 shares of Common Stock, subject to adjustment from time to time in accordance with the provisions of this Agreement, subject to further adjustment thereafter from time to time in accordance with the provisions of this Agreement.

SECTION 2.  TERM OF THE AGREEMENT

The term of this Agreement and the right to purchase Common Stock as granted herein shall commence on the Effective Date and, subject to Section 8(a), shall be exercisable for a period ending upon the fifth (5th) annual anniversary of the Effective Date.

SECTION 3.  EXERCISE OF THE PURCHASE RIGHTS

(a)                Exercise. The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to Parent at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in cash or certified check, and in no event later than three business (3) days thereafter, Parent shall cause its transfer agent to issue to the Warrantholder in book entry form the number of shares of Common Stock purchased, and Parent shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases under this Agreement, if any.

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(b)               Partial Exercise. Upon any partial exercise of this Warrant, Parent shall, upon the Warrantholder’s written request and the surrender of this Warrant, promptly issue an amended Agreement representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

SECTION 4.  RESERVATION OF SHARES

(a)                Reservation of Common Stock. During the term of this Agreement, Parent shall at all times, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise in full of the purchase rights represented by this Warrant. Parent will take all such commercially reasonable action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the trading market upon which the Common Stock may be listed. Parent further covenants and agrees that all shares of Common Stock, if any, that may be issued upon the exercise of this Warrant will, upon issuance, be validly issued and outstanding, fully paid and non-assessable. The execution and delivery by Parent of this Agreement and the performance of all obligations of Parent hereunder, including the issuance to the Warrantholder of the right to acquire the shares of Common Stock, have been duly authorized by all necessary corporate action on the part of Parent.

SECTION 5.  NO FRACTIONAL SHARES

No fractional shares of Common Stock shall be issued in connection with any exercise hereof, but in lieu of such fractional shares, Parent shall round the number of shares to be issued upon exercise up to the nearest whole number of shares.

SECTION 6.  NO RIGHTS AS STOCKHOLDER

Without limitation of any provision hereof, the Warrantholder agrees that this Agreement does not entitle the Warrantholder to any voting rights or other rights as a stockholder of Parent prior to the exercise of any of the purchase rights set forth in this Agreement.

SECTION 7.  WARRANTHOLDER REGISTRY

Parent shall maintain a registry showing the name and address of the registered holder of this Agreement. The Warrantholder’s initial address, for purposes of such registry, is set forth in Section 10(f). The Warrantholder may change such address by giving written notice of such changed address to Parent.

SECTION 8.  ADJUSTMENT RIGHTS

The Exercise Price and the number of shares of Common Stock purchasable hereunder are subject to adjustment from time to time, as follows:

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(a)                Merger Event. In connection with a Merger Event, this Warrant shall, upon the closing thereof, automatically and without further action on the part of any party or other person, represent the right to receive the consideration payable on or in respect of all shares of Common Stock that are issuable hereunder as of immediately prior to the closing of such Merger Event less the Purchase Price for all such shares of Common Stock (such consideration to include both the consideration payable at the closing of such Merger Event and all deferred consideration payable thereafter, if any, including, but not limited to, payments of amounts deposited at such closing into escrow and payments in the nature of earn-outs, milestone payments or other performance-based payments), and such Merger Event consideration shall be paid to the Warrantholder as and when it is paid to the holders of the outstanding shares of Common Stock. For the avoidance of doubt, no adjustment shall be made pursuant to this Section 8(a) for any Excluded Merger Event.

(b)               Reclassification of Shares. Except for Merger Events subject to Section 8(a), if Parent at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Agreement exist into the same or a different number of securities of any other class or classes of securities, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change. The provisions of this Section 8(b) shall similarly apply to any successive combination, reclassification, exchange, subdivision or other change.

(c)                Subdivision or Combination of Shares. If Parent at any time shall combine or subdivide its Common Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased and the number of shares for which this Warrant is exercisable shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased and the number of shares for which this Warrant is exercisable shall be proportionately decreased.

(d)               Stock Dividends. If Parent at any time while this Agreement is outstanding and unexpired shall:

(i)	pay a dividend with respect to the outstanding shares of Common Stock payable in additional shares of Common Stock, then the Exercise Price shall be adjusted, as of the record date applicable to such dividend, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution, and the number of shares of Common Stock for which this Warrant is exercisable shall be proportionately increased; or

(ii)	make any other dividend or distribution on or with respect to Common Stock, except any dividend or distribution (A) in cash, or (B) specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by Parent such that the Warrantholder shall receive upon exercise of this Warrant a proportionate share of any such distribution as though it were the holder of the Common Stock as of the record date fixed for the determination of the shareholders of Parent entitled to receive such distribution.

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(e)        Notice of Certain Events. If: (i) Parent shall declare any dividend or distribution upon its outstanding Common Stock, payable in stock, cash, property or other securities; (ii) Parent shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; (iii) there shall be any Merger Event other than the Excluded Merger Event; or (iv) there shall be any voluntary dissolution, liquidation or winding up of Parent; then, in connection with each such event, Parent shall give the Warrantholder notice thereof at the same time and in the same manner as it gives notice thereof to the holders of outstanding Common Stock.

SECTION 9.  TRANSFERS

Subject to the terms and conditions of the Lock-Up Agreement and compliance with applicable federal and state securities laws, and unless there is an effective registration statement covering the sale of the securities represented by this Agreement, this Agreement and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed, with the prior written consent of Parent; provided, however, that Parent hereby consents to the transfer of this Agreement and all rights hereunder by the Company to its members pursuant to the terms of the Company’s operating agreement. Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on Parent’s books, shall be treated by Parent and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement. Subject to Parent’s prior written consent as set forth herein, the transfer of this Agreement shall be recorded on the books of Parent upon receipt by Parent of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”) and an opinion of counsel (which may be Parent counsel) or other evidence reasonably satisfactory to Parent that such transfer does not require registration under the Securities Act or any applicable state securities laws, at its principal offices and the payment to Parent of all transfer taxes and other governmental charges imposed on such transfer.

SECTION 10.  MISCELLANEOUS.

(a)                Successors and Assigns. This Agreement shall be binding upon any successors or assigns of Parent and the Warrantholder.

(b)               Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where the non-defaulting party will not have an adequate remedy at law and where damages will not be readily ascertainable.

(c)                No Impairment of Rights. Parent will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

(d)               Additional Documents. Parent agrees to supply such other documents as the Warrantholder may from time to time reasonably request.

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(e)                Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(f)                Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement, or with respect to the subject matter hereof, shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (a) personal delivery to the party to be notified, (b) when sent by confirmed telex, electronic transmission or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, and shall be addressed to the party to be notified as follows:

If to the Warrantholder:

Soluble Systems, LLC
11830 Canon Boulevard Suite A
Newport News, VA 23606
Facsimile: [_____]
Email: [_____]
Attention: [_____]

If to Parent:

Alliqua BioMedical, Inc.

Attention: Chief Financial Officer

1010 Stony Hill Road, Suite 200

Yardley, PA 19067

Facsimile: (215) 702-8535

Email: bposner@alliqua.com

Attention: Brian Posner

or to such other address as each party may designate for itself by like notice.

(g)               Entire Agreement; Amendments. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof. None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.

(h)               Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

(i)                 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

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(j)                 No Waiver. No omission or delay by the Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Warrantholder at any time designated, shall be a waiver of any such right or remedy to which the Warrantholder is entitled, nor shall it in any way affect the right of the Warrantholder to enforce such provisions thereafter during the term of this Agreement.

(k)               Survival. All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of the Warrantholder and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

(l)                 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(m)             Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the State of New York in New York County. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in the State of New York; (b) waives any objection as to jurisdiction or venue in the State of New York; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 10(f), and shall be deemed effective and received as set forth in Section 10(f). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(n)               Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes arising under or in connection with this Agreement be resolved by a judge applying such applicable laws. EACH OF PARENT AND THE WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY PARENT AGAINST THE WARRANTHOLDER OR ITS ASSIGNEE OR BY THE WARRANTHOLDER OR ITS ASSIGNEE AGAINST PARENT RELATING TO THIS AGREEMENT. This waiver extends to all such Claims, including Claims that involve persons or entities other than Parent and the Warrantholder; Claims that arise out of or are in any way connected to the relationship between Parent and the Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.

(o)               Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts (including by facsimile or electronic delivery (PDF)), and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

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(p)               Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, Parent may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of Parent, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

(q)               Legends.

i.	To the extent this Warrant and the shares of Common Stock issuable hereunder (and the securities issuable, directly or indirectly, upon conversion of such shares of Common Stock, if any) are subject to the Lock-Up Agreement, this Warrant and the shares of Common Stock issuable hereunder (and the securities issuable, directly or indirectly, upon conversion of such shares of Common Stock, if any) may be imprinted with a lock-up legend in substantially the following form:

“THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE HEREOF ARE SUBJECT TO CERTAIN RESTRICTIONS AND CONDITIONS ON TRANSFER AS SPECIFIED IN THAT CERTAIN LOCK-UP AGREEMENT ENTERED INTO BY THE WARRANTHOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF ALLIQUA HOLDINGS, INC. IN YARDLEY, PENNSYLVANIA. NO TRANSFER OR PLEDGE OF THE SECURITIES EVIDENCED HEREBY MAY BE MADE EXCEPT IN ACCORDANCE WITH AND SUBJECT TO THE PROVISIONS OF SAID AGREEMENT WHICH PROVIDES THAT THE LOCK-UP PERIOD SHALL EXPIRE ON [●],2017.”

ii.	Until such time as is no longer required by applicable securities laws, this Warrant and the shares of Common Stock issuable hereunder (and the securities issuable, directly or indirectly, upon conversion of such shares of Common Stock, if any) may be imprinted with a legend in substantially the following form:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

PARENT:	ALLIQUA HOLDINGS, INC.

By:

Name:

Title:

[Signature Page to Warrant]

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EXHIBIT I

NOTICE OF EXERCISE

To: [ ]

(1)	The undersigned Warrantholder hereby elects to purchase _______ shares of the Common Stock of Alliqua Holdings, Inc. pursuant to the terms of the Agreement dated the _____ day of _____ , 2016 (the “Agreement”) between Alliqua Holdings, Inc. and the Warrantholder, and tenders herewith payment of the full Purchase Price in cash, together with all applicable transfer taxes, if any.

(2)	Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

WARRANTHOLDER:

By:

Name:

Title:

All capitalized terms used in this Notice of Exercise shall have the meanings ascribed thereto in the Warrant Agreement to which this notice is attached.

EXHIBIT II

1. ACKNOWLEDGMENT OF EXERCISE

The undersigned [ ], hereby acknowledges receipt of the “Notice of Exercise” from _____________________ to purchase [ ] shares of the Common Stock of Alliqua Holdings, Inc., pursuant to the terms of the Warrant, and further acknowledges that [ ] shares remain subject to purchase under the terms of the Warrant.

PARENT:	ALLIQUA HOLDINGS, INC.

By:

Name:

Title:

All capitalized terms used in this Acknowledgement of Exercise shall have the meanings ascribed thereto in the Warrant Agreement to which this acknowledgement is attached.

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Warrant execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, [____] all of or [_______] shares of the foregoing Warrant and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Holder’s Signature:

Holder’s Address:
Signature Guaranteed:

NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Agreement.